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                                                                     EXHIBIT 5.1


                       [Letterhead of Dennis J. Broderick]


                                 April 27, 1999


Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202

                            Re: Certain Equity Awards

Ladies and Gentlemen:

                  In my capacity as General Counsel of Federated Department Stores, Inc., a Delaware corporation (the "Company"), I am acting as counsel for the Company in connection with the issuance pursuant to the Nonqualified Stock Option Agreement, dated as of March 19, 1999 between the Company and Terry Hughes, the Nonqualified Stock Option Agreement, dated as of March 19, 1999 between the Company and William J. Lansing, the Nonqualified Stock Option Agreement, dated as of March 19, 1999 between the Company and Jeff Lewis, the Nonqualified Stock Option Agreement, dated as of March 19, 1999 between the Company and Rachel O'Brien, the Nonqualified Stock Option Agreement, dated as of March 19, 1999 between the Company and Michael P. Sherman, the Nonqualified Stock Option Agreement, dated as of March 19, 1999 between the Company and Richard Tate, and the Restricted Stock Agreement, dated as of March 19, 1999 between the Company and William J. Lansing (collectively, the "Agreements") of up to 400,864 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8.

                  I have examined each of the Agreements and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, I am of the opinion that the Shares, when issued and delivered in accordance with the applicable Agreement, against payment of the consideration therefor as provided in the applicable Agreement and having a value not less than the par value thereof, will be duly authorized, validly issued, fully paid and nonassessable.

                  In rendering this opinion, I have assumed (i) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies (ii) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so and (iii) that the statements and certificates described in the following paragraph are accurate in all material respects at the date of this opinion.

                  I am a member of the bar of the State of Ohio, and have not been admitted to the bar of any other jurisdiction. In rendering the opinions set forth herein, my examination of matters of law has been limited to the federal laws of the United States of America and the corporation laws of the State of Delaware. In rendering this opinion, I have relied, as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Company and upon statements or certificates of public officials.

                  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Dennis J. Broderick

                                        Dennis J. Broderick
                                        General Counsel


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